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                                                                    EXHIBIT 12.3

ROGERS CABLE INC.
COMPUTATION OF FINANCIAL RATIOS  (1)

                                                                                                                   As at
                                                                       As at December 31,                      September 30,
                                                     1999        2000         2001        2002        2003          2004
                                                  -----------  ----------  ----------  ----------  ----------  -------------
                                                         (in thousands of Canadian dollars, except ratio information)
AMOUNTS UNDER CANADIAN GAAP

Operating profit (2)                        (a)    $  388,049  $  431,833  $  488,024  $  531,735  $  628,089    $  488,877

Interest expense (4) (7)                    (b)    $  292,993  $  192,025  $  174,626  $  213,332  $  240,670    $  181,863

Senior debt (3) (7)                         (c)    $1,226,133  $1,560,741  $1,615,415  $2,238,016  $2,326,619    $2,398,993

Total debt (3) (7)                          (d)    $1,956,546  $1,748,266  $2,300,090  $2,622,077  $2,473,533    $2,542,667

Total debt to operating profit (2)
(3) (7)                                  (d) / (a)       5.04        4.05        4.71        4.93        3.94          3.90

Senior debt to operating profit (2)
(3) (7)                                  (c) / (a)       3.16        3.61        3.31        4.21        3.70          3.68

Operating profit to total interest
expense (2) (4) (6)                      (a) / (b)       1.62        2.25        2.79        2.49        2.61          2.69

Footnote references:

(1) We believe that operating profit as defined below, together with the related total debt, senior debt and interest expense ratios, are measures that are commonly reported and widely used by analysts, investors and other interested parties in the cable industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of our operating performance and capitalization relative to other companies in our industry. These indicators should not be considered as a substitute or alternative for net income or cash flow in accordance with Canadian or U.S. GAAP.


(2) We define operating profit as net income before depreciation and amortization, interest expense, income taxes and non-operating items, which include dividend income and foreign exchange gains (losses), change in the fair value of derivative instruments, and other non-operating items included in other expense (income), which include loss on repayment of long-term debt, writedown of investments, gains on sales of subsidiaries and investments, and other income and the 2002 workforce reduction costs as well as the 2000 and 2001 cable system integration and At Home Corporation (At Home) termination costs. In the case of operating profit for each of the cable and video segments, we exclude management fees from the calculation. Operating profit is a standard measure used in the cable and communications industry to assist in understanding and comparing operating results and is often referred to by our competitors as earnings before interest, taxes, depreciation and amortization (EBITDA) or operating income before depreciation and amortization (OIBDA). We believe this is an important measure because it allows us to assess our ongoing businesses without the impact of depreciation or amortization expenses as well as non-operating and other factors.

      It is intended to indicate our ability to incur or service debt, invest in property, plant and equipment and allows us to compare our company to our competitors who have different capital or organizational structures. This measure is not a defined term under Canadian or U.S. GAAP. For purposes of calculating these financial ratios as at September 30, 2004, operating profit and interest expense have been annualized for the nine months ended September 30, 2004.

(3) Senior debt includes secured long term debt and operating bank loans but does not include subordinated debt, inter-company subordinated debt or inter-company deeply subordinated debt. Total debt includes the senior debt described above together with inter-company subordinated debt and subordinated debt but does not include inter-company deeply subordinated debt. Inter-company deeply subordinated debt (all of which was owed to RCI) has been excluded from total debt because, under the terms of our various credit facilities, all payments on such debt are restricted payments treated in the same manner as dividends on our common shares. For a more complete discussion, see the section entitled "Description of Other Indebtedness -- Inter-Company Debt".

      The following table sets forth, for the periods indicated, a reconciliation of long-term debt to total and senior debt:

      RECONCILIATION OF LONG-TERM DEBT TO TOTAL AND SENIOR DEBT

                                                           As at December 31,                            As at September 30,
                                     ----------------------------------------------------------------    -------------------
                                        1999         2000         2001          2002          2003             2004
                                     ----------   -----------  -----------   -----------   ----------    -------------------
                                                                (in thousands of Canadian dollars)
Long-term debt (7)                   $1,406,546   $ 1,748,266  $ 1,814,490   $ 2,417,577   $2,473,533         $ 2,542,667
Inter-company subordinated
   debt as discussed below              550,000             -      485,600       204,500            -                   -
                                     ----------   -----------  -----------   -----------   ----------         -----------
Total debt (7)                        1,956,546     1,748,266    2,300,090     2,622,077    2,473,533           2,542,667

Inter-company subordinated debt        (550,000)            -     (485,600)     (204,500)           -                   -

Subordinated debt                      (180,413)     (187,525)    (199,075)     (179,561)    (146,914)           (143,674)
                                     ----------   -----------  -----------   -----------   ----------         -----------
Senior debt (7)                      $1,226,133   $ 1,560,741  $ 1,615,415   $ 2,238,016   $2,326,619         $ 2,398,993
                                     ==========   ===========  ===========   ===========   ==========         ===========

      In 1999, we issued net $890,358,000 of additional inter-company subordinated debt to RCI and amended $100,000,000 of inter-company subordinated debt owing to RCI into $100,000,000 of inter-company deeply subordinated debt owing to RCI. We then converted $603,358,000 of outstanding inter-company subordinated debt owing to RCI into Class B Common Shares which were issued by us to RCI. As a result of all of the above, a total of $550,000,000 of inter-company subordinated debt owing to RCI was outstanding at December 31, 1999. During 2000, we issued net $82,100,000 of additional inter-company subordinated debt owing to RCI and converted the total outstanding $632,100,000 of inter-company subordinated debt owing to RCI into Class B Common Shares issued by us to RCI. During 2001, we issued net $485,600,000 of additional inter-company subordinated debt owing to RCI, all of which was repaid in 2002. We subsequently issued net $204,500,000 of additional inter-company subordinated debt owing to RCI in 2002. During the year ended December 31, 2003, we made a net repayment to RCI of $204,500,000 of inter-company subordinated debt, so that the ending balance at December 31, 2003 was nil.

      For a more complete discussion, see the section entitled "Description of Other Indebtedness -- Inter-Company Debt" and Note 11 to our audited consolidated financial statements.

(4) Consolidated interest expense under Canadian GAAP for each of the five years ended December 31, 2003 and the nine months ended September 30, 2004 is comprised as follows:

                                                                                                            Nine Months Ended
                                                            Year ended December 31,                            September 30,
                                         ---------------------------------------------------------------   -------------------
                                           1999         2000          2001          2002         2003              2004
                                         ---------    ----------   ----------    ----------    ---------   -------------------
                                                                     (in thousands of Canadian dollars)
Interest expense on inter-company
   deeply subordinated debt              $  53,558    $        -   $        -    $        -    $       -       $        -
Interest expense on inter-company
   subordinated debt                        55,895        33,901       12,036         4,687        2,867               21
Third party interest expense               183,540       158,124      162,590       208,645      237,803          181,842
                                         ---------    ----------   ----------    ----------    ---------       ----------
Consolidated interest expense            $ 292,993    $  192,025   $  174,626    $  213,332    $ 240,670       $  181,863
                                         =========    ==========   ==========    ==========    =========       ==========

(5) During 1999, we issued an additional $23,558,000 of inter-company deeply subordinated debt owing to RCI in consideration for the payment of accrued interest owing on account of inter-company deeply subordinated debt. Also during 1999, the aggregate outstanding $733,261,000 of inter-company deeply subordinated debt owing to RCI was converted into Class B Common Shares that we issued to RCI. For a more complete discussion, see the section entitled "Description of Other Indebtedness -- Inter-Company Debt".

(6) For purposes of this ratio, interest expense excludes interest expense on inter-company deeply subordinated debt.

(7) As a result of our adoption of new Canadian GAAP for hedge accounting, effective January 1, 2004, we no longer treat the impact of cross-currency interest rate exchange agreements (swaps) as a component of long-term debt. For comparison purposes, all prior periods have been reclassified. Accordingly, our total debt and senior debt at each period end under Canadian and U.S. GAAP are presented at the balance sheet rate of exchange, and do not include the effect of our swaps.